UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2025

Cassava Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41905	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6801 N Capital of Texas Highway, Building 1; Suite 300
Austin, Texas 78731
(Address of principal executive offices, including zip code)

(512) 501-2444
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SAVA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CIB Plan Amendments

On January 24, 2025, the Delaware Court of Chancery entered a Final Order and Judgment (the “Final Order”) approving a Stipulation and Agreement of Settlement, Compromise, and Release that resolved a shareholder derivative action relating to the 2020 Cash Incentive Bonus Plan (the “CIB Plan”) of Cassava Sciences, Inc. (“Cassava” or the “Company”).

On March 6, 2025, the Company’s board of directors (the “Board”) amended and restated the CIB Plan to give effect to the amendments required by the Final Order (the “Amendments”).

The CIB Plan triggers potential cash bonuses each time the Company’s market capitalization increases significantly, up to a maximum $5.0 billion in market capitalization, and remains at the increased level for no less than 20 consecutive trading days (the “Market Capitalization Conditions”). Pursuant to the Amendments, an additional Market Capitalization Condition was established with respect to any payments to the Chairman, President and CEO (assuming such person holds all three such offices), providing that, other than in connection with a Merger Transaction, no bonus payments will be made to such person unless and until the U.S. Food and Drug Administration has approved simufilam for any indication.

Under the CIB Plan, plan participants will not be paid any cash bonuses unless (1) the Company completes a Merger Transaction (as defined in the CIB Plan) or (2) the Company determines that it has sufficient cash on hand, as described in the CIB Plan. No cash bonuses have been paid to any participant under the CIB Plan through the date of filing of this Form 8-K.

In addition, the Amendments specify that upon the occurrence of a Merger Transaction, the Chairman, President and CEO (assuming such person holds all three such offices) will not be entitled to any payments in respect of any Market Capitalization Conditions, but will instead be entitled to receive a bonus payment based upon the Merger Transaction only.

Cash bonuses to the Chairman, President and CEO (assuming such person holds all three offices) are not subject to discretionary allocation under the CIB Plan. No person currently holds all three offices of Chairman, President and CEO.

Potential cash bonuses to participants other than the Chairman, President and CEO are allocated at the discretion of the Compensation Committee of the Company’s Board of Directors. On February 13, 2025, the Compensation Committee exercised its discretion to set all previously unallocated cash bonuses under the CIB Plan at zero dollars and to rescind and nullify the CIB Plan to the fullest extent permissible under the CIB Plan, as amended.

The above description of the CIB Plan and the Amendments does not purport to be complete and is qualified in its entirety by reference to the text of the CIB Plan, as amended and restated to give effect to the Amendments, attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1*+	Cassava Sicences, Inc. 2020 Cash Incentive Bonus Plan (As Amended and Restated on March 6, 2025)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Management contract, compensatory plan or arrangement.
+ Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that the Registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CASSAVA SCIENCES, INC.
a Delaware corporation

Date: March 11, 2025
	By:	/s/ Eric J. Schoen
Eric J. Schoen
Chief Financial Officer